Exhibit 99.2

WASTE CONNECTIONS ANNOUNCES AGREEMENT
TO ACQUIRE CERTAIN DIVESTED ASSETS FROM REPUBLIC SERVICES

FOLSOM, CA, February 9, 2009 - Waste Connections, Inc. (NYSE: WCN) today announced that it has entered into an agreement to acquire certain assets from Republic Services, Inc. being divested as a result of Republic Services’ recent merger with Allied Waste Industries, Inc.  The assets being acquired include six municipal solid waste landfills, six collection operations and three transfer stations across seven markets: Southern California; Denver, CO; Houston, TX; Lubbock, TX; Greenville/Spartanburg, SC; Charlotte, NC; and Flint, MI.  Combined revenue being acquired is currently estimated at approximately $110 million.  The transaction remains subject to customary closing conditions, including regulatory approval and receipt of certain governmental and third party consents.  Closing is expected to occur in the second quarter of 2009.

“This agreement represents the culmination of several months of effort to position Waste Connections for this attractive opportunity.  It’s extremely rare to acquire six high volume MSW landfills in a single transaction,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer.  “We remain actively engaged in negotiations with Republic Services on additional required Department of Justice divestitures.”

CONFERENCE CALL

Waste Connections will be hosting a conference call on February 10th at 8:30 A.M. Eastern Time related to this announcement and the Company’s fourth quarter 2008 results and outlook for 2009.

To access the call, listeners should dial 800-322-5044 (domestic) or 617-614-4927 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call, Passcode # 12271182.  A replay of the conference call will be available until February 17, 2009, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering Passcode # 40164462.

The call also will be broadcast live over the Internet at www.streetevents.com or through a link on our website at www.wasteconnections.com.  A playback of the call will be available at both of these websites.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly secondary markets in the Western and Southern U.S.  The Company serves approximately 1.8 million residential, commercial and industrial customers from a network of operations in 23 states.  The Company also provides intermodal services for the movement of containers in the Pacific Northwest.  Waste Connections, Inc. was founded in September 1997 and is headquartered in Folsom, California.

For more information, visit the Waste Connections web site at www.wasteconnections.com.  Copies of financial literature, including this release, are available on the Waste Connections web site or through contacting us directly at (916) 608-8200.

Certain statements contained in this press release are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy.  Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) a portion of our growth and future financial performance depends on our ability to integrate acquired businesses into our organization and operations; (2) our acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; (3) downturns in the worldwide economy adversely affect operating results; (4) our results are vulnerable to economic conditions and seasonal factors affecting the regions in which we operate; (5) we may be unable to compete effectively with larger and better capitalized companies and governmental service providers; (6) we may lose contracts through competitive bidding, early termination or governmental action; (7) price increases may not be adequate to offset the impact of increased costs or may cause us to lose volume; (8)  increases in labor and disposal and related transportation costs could impact our financial results; (9)  efforts by labor unions could divert management attention and adversely affect operating results; (10) increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings; (11) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions; (12) our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future; (13) each business that we acquire or have acquired may have liabilities that we fail or are unable to discover, including environmental liabilities; (14) liabilities for environmental damage may adversely affect our financial condition, business and earnings; (15) our accruals for our landfill site closure and post-closure costs may be inadequate; (16) we may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity; (17) the financial soundness of our customers could affect our business and operating results; (18) we depend significantly on the services of the members of our senior, regional and district management team, and the departure of any of those persons could cause our operating results to suffer; (19) our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results; (20) our financial results are based upon estimates and assumptions that may differ from actual results; (21) the adoption of new accounting standards or interpretations could adversely affect our financial results; (22) our financial and operating performance may be affected by the inability to renew landfill operating permits, obtain new landfills and expand existing ones; (23) future changes in laws regulating the flow of solid waste in interstate commerce could adversely affect our operating results; (24) extensive and evolving environmental and health and safety laws and regulations may restrict our operations and growth and increase our costs; (25) extensive regulations that govern the design, operation and closure of landfills may restrict our landfill operations or increase our costs of operating landfills; and (26) unusually adverse weather conditions may interfere with our operations, harming our operating results.  These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K.  There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business.  We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

CONTACT:
Waste Connections, Inc.
Worthing Jackman, (916) 608-8266
worthingj@wasteconnections.com